Exhibit 10.21
                      (SJW Corp. Letterhead)



W. Richard Roth
c/o SJW Corp.
374 West Santa Clara Street
San Jose, CA 95113

Dear Rich:

     It gives me great pleasure to present you with this agreement concerning your continued employment with SJW Corp. ("SJW") and its two wholly owned subsidiaries, San Jose Water Company and SJW Land Company (the three entities collectively referred to as the "Company"). This new agreement will have an effective date retroactive to January 1, 2003.

     Positions and Duties. You will continue in the positions of President and Chief Executive Officer of SJW and San Jose Water Company and President of SJW Land Company and will report directly to Board of Directors of SJW (the "Board"). Your duties and responsibilities will be those assigned from time to time by the Board and will be commensurate with your positions. You will be expected to perform all such assigned duties and responsibilities, to devote substantially all of your time, attention and effort to the business and affairs of the Company, and to use your reasonable best efforts to promote the best interests of the Company. You will be expected principally to work out of the Company's San Jose office, subject to travel associated with your duties. During your employment with the Company, you must not render any services for any other person, firm or entity that represents a conflict of interest with the business of the Company. The Company agrees to continue to nominate you as a member of Board at each stockholders meeting at which Board members are to be elected for so long as you continue as Chief Executive Officer. You shall serve in such capacity at no additional compensation, including any future or prior right to participate in the Company's Director's Pension Plan.

     Term. The initial term of this agreement shall be three years beginning January 1, 2003 and ending on the second business day of January, 2006. At the end of the second year of such term, and at the end of each successive year thereafter, the term shall automatically be extended for an additional year unless the Company gives prior written notice of non-renewal no later than November 30, 2004 and November 30th of each successive year thereafter; provided, however, that the term of this agreement shall in no event extend beyond November 16, 2017.

     At-Will Employment. Although this agreement has a term as set forth above, your employment with the Company may be terminated by you or by the Company at any time during or after the term of the agreement, for any reason, with or without notice, subject to the payment of any benefits which may be owed you hereunder based on the circumstances of such termination. The at-will nature of your employment relationship with the Company, as described immediately above, may only be changed in an express written approval by a disinterested majority of the Board.

     Salary and Bonus. Your base salary will be at an initial annual rate of $400,000 per year, to be paid according to the Company's standard payroll practices. Your base salary will be reviewed periodically as set forth below, and your base salary as in effect from time to time during the term of this agreement will be referred to as "Base Salary."

     You will also be entitled to an annual bonus ("Annual Bonus") for each fiscal year of the Company based on achievement of reasonable Company and individual performance goals established for each such fiscal year by the Executive Compensation Committee of the Board after consultation with you. Your targeted Annual Bonus is twenty-five percent (25%) of your Base Salary, but your actual Annual Bonus for any fiscal year within the term of this agreement may range from 0 to 150% of your target, based on the Executive Compensation Committee's determination of the level of achievement of the applicable performance goals for the year. Your target Annual Bonus will be reviewed periodically as set forth below. Your actual Annual Bonus for each fiscal year will be paid as soon as practicable after the end of that fiscal year, recognizing a reasonable time to calculate performance for the measurement period.

     Payment of your Base Salary and Annual Bonus will be subject to all applicable withholdings and deductions, and you will only receive the amount remaining after such withholdings and deductions have been made.

     Annual Review. The Executive Compensation Committee of the Board will review annually your performance. Your performance will be evaluated based upon mutually approved written criteria to be developed jointly by the Executive Compensation Committee and you. In connection with that review, the Executive Compensation Committee shall also review and consider appropriate adjustments to your Base Salary, target Annual Bonus, long-term incentives and other compensation in order to further the objective of maintaining your total compensation at a competitive level and may, as part of that process, retain the services of a professional compensation consultant. However, neither your Base Salary nor the sum of your Base Salary and target Annual Bonus will decrease from any previous level in effect under this agreement, except for a reduction of not more than fifteen percent (15%), as part of, and consistent with, any across-the-board reduction in the salaries or target annual bonuses of senior officers of the Company to which you and the Executive Compensation Committee have mutually agreed, and which occurs prior to a change in control of the Company.

     Unless you expressly agree otherwise, you will be eligible to participate in the Company's current long-term incentive programs (including the Company's stock option plan) and any other cash or equity incentive programs hereafter established for senior officers of the Company (subject to such modifications to such programs as the Executive Compensation Committee shall determine to be necessary and appropriate to preserve the income tax deductibility of the compensation paid under those programs) at participation levels determined each fiscal year in connection with your annual performance review.

     Initial Stock Options and DERs. On April 29, 2003 the Company granted you an option to purchase Seven Thousand Six Hundred and Four (7,604) shares of the Company's common stock (the "Initial Option") under and subject to the terms of the Company's Long-Term Incentive Plan (the "Long-Term Incentive Plan"). The Initial Option is a non-statutory stock option, which shall has a term of ten (10) years, subject to earlier termination as set forth below, and includes the standard terms and provisions of the Company's standard form of option agreement under the Long-Term Incentive Plan. The exercise price of the Initial Option is $84.00 per share, equal to the fair market value per share of the Company's common stock (the "Common Stock") on the grant date, as determined under the Long-Term Incentive Plan.

     The Initial Option shall vest and become exercisable with respect to twenty-five percent (25%) of the shares subject thereto on the first anniversary of the grant date and with respect to an additional twenty-five percent (25%) of such shares on each of the next three (3) anniversaries of such date, so long as you remain in the Company's employ. The Initial Option shall become immediately exercisable in full: (i) in the event of your termination by reason of death or disability or (ii) immediately prior to the effective date of a Change in Control (as such term is defined in the Company's Executive Severance Plan) provided you remain in the Company's employ through such date. If you terminate by reason of retirement (i.e., after age fifty-five
(55) and ten (10) years of service) you shall continue to vest in your Initial Option during the four (4) year period commencing on the date of termination as if you remain employed through such period. In the case of termination by reason of death, disability or retirement your Initial Option shall, to the extent vested, remain exercisable until the earlier of (i) the expiration of the four (4) year period measured from your termination date or (ii) the remainder of the initial ten (10) year term. Otherwise, the Initial Option shall cease to further vest and become exercisable for any additional shares on or after your termination of employment and shall expire ninety (90) days after your termination date (or immediately upon your termination if for Good Cause).

     You shall also be credited with dividend equivalent rights or "DERs," awarded under the Dividend Unit feature of the Company's Long-Term Incentive Plan, with respect to the number of shares subject to the Initial Option until the earlier of the quarterly dividend record date sixteen (16) quarters after the grant date, or the date that the Initial Option is exercised for such shares. DERs will entitle you to an additional number of units representing shares of Common Stock determined as follows:
An Option Deferred Stock Account has been established for you. Each time a dividend is paid on the Company's outstanding Common Stock, you will be credited with a dollar amount equal to the dividend paid per share multiplied by the number of shares still subject to the Initial Option (plus the number of units credited, as of the record date for the dividend, to your Option Deferred Stock Account pursuant to the annual crediting mechanism set forth in the next sentence). As of the first business day in January each year, your Option Deferred Stock Account will be credited with that number of shares determined by dividing (i) the cash dividend equivalent amounts so credited to you in the immediately preceding year by (ii) the average of the fair market value per share of the Common Stock on each of the dates in the immediately preceding year on which dividends were paid. The units credited your Option Deferred Stock Account will vest in the same manner as the option shares to which they are attributable and shall be paid to you in shares of Common Stock on the earlier of the quarterly dividend record date sixteen (16) quarters after the grant date or your termination of employment. Any cash amounts not yet converted to stock units shall be distributed in cash.

     You shall be eligible for such annual stock option and DER awards, or other forms of equity or equity-like compensation, after fiscal 2003 as the Executive Compensation Committee may determine each year. The Committee shall consider your personal performance, competitive practice for comparable positions outside the Company, grants to other senior officers of the Company, availability of shares in the Long-Term Incentive Plan, and other relevant factors.

     SERP. You shall continue to participate in the Company's Executive Supplemental Retirement Plan ("SERP"). In consideration, in part, of your agreement to the amendment of the SERP on April 29, 2003 to eliminate the minimum benefit equal to 55% of your Final Average Compensation, you were granted on April 29, 2003 the right to receive a number of shares of Common Stock, awarded under the Restricted Stock feature of the Company's Long-Term Incentive Plan, determined as follows: a SERP Deferred Stock Account was established for you and credited on April, 29, 2003 with thirteen thousand eight hundred ninety (13,890) units. Each time a dividend is paid on the Company's outstanding Common Stock, you will be credited with a dollar amount equal to the dividend paid per share multiplied by the number of units credited, as of the record date for the dividend, to your SERP Deferred Stock Account (including any additional units resulting from the annual crediting mechanism set forth in the next sentence). As of the first business day in January each year, your SERP Deferred Stock Account will be credited with that number of additional units determined by dividing (i) the cash dividend equivalent amounts so credited to you in the previous year by (ii) the average of the fair market value per share of the Common Stock on each of the dates in the immediately preceding year on which dividends were paid.

     The units credited to your SERP Deferred Stock Account shall vest in thirty-six (36) monthly installments on the first day of each month measured from January 1, 2003, provided you continue in the Company's employ on each such date. Units credited to your SERP Deferred Stock Account as a result of the dividend rights described above shall vest at the same time and in the same manner as the units with respect to which the dividend rights were credited. The units credited to your SERP Deferred Stock Account shall become fully vested on an accelerated basis if your employment is terminated by reason of death or Disability, involuntarily terminated for any reason other than Good Cause or if your employment is voluntarily terminated for Good Reason.

     The units credited to your SERP Deferred Stock Account, to the extent vested, shall be payable in shares of Company Common Stock upon the later of your termination of employment or attainment of age 55, either in a single lump sum or in up to ten
(10) annual installments, as you may elect no later than one (1) year prior to the triggering event (termination or attainment of age 55). However, if your employment is terminated under circumstances entitling you to severance benefits under the Executive Severance Plan then the units credited to your SERP Deferred Stock Account will be immediately paid to you in full. Any cash amounts credited to your SERP Deferred Stock Account not yet converted to stock units shall be distributed in cash.
The issuance of shares of Company Common Stock under the SERP Deferred Stock Account is subject to satisfaction of all tax withholding obligations with respect to such shares. In order to satisfy all such tax withholding obligations, the number of shares of Common Stock which you would otherwise be entitled to receive will be reduced by that number of shares which, as of the date of distribution, has an aggregate Fair Market Value (as defined in the Long-Term Incentive Plan) equal to the total amount of tax withholding obligations applicable to the shares issuable on that date.

     Expense Reimbursement. The Company will reimburse you for the reasonable expenses incurred in connection with the performance of your duties, consistent with Company policy and practice.

     Perquisites and Other Benefits. Except as otherwise precluded by applicable law or regulations, you will continue to be entitled to the level of perquisites in effect for you as of the effective date of this agreement, including a Company-provided luxury motor vehicle (with replacement at every three or four-year interval), vehicle maintenance, first class business travel, Company-paid club memberships, financial support for your participation in community activities (and authority to bind the Company at a level to be agreed upon from time to time), training and continuing education, single assignment of an Executive Assistant and reimbursement of home office expenses attributable to the services required of you pursuant to this agreement.

     Severance Benefits. You shall continue to be eligible for benefits under the Company's Executive Severance Plan (which provides benefits in the event of a qualifying termination in connection with a Change in Control, as defined therein). In addition, if your employment is involuntarily terminated for any reason other than death, disability or Good Cause or your employment is voluntarily terminated for Good Reason and you are not entitled to benefits under the Executive Severance Plan, you will be entitled to the following contractual severance benefits pursuant to this agreement:

     - Cash severance equal to three (3) times the sum of (i) your annual rate of Base Salary in effect at the time of your termination (or such higher rate as was in effect at any time during the previous twelve months after the effective date of this Agreement) and (ii) your target Annual Bonus for the year of your termination (or if, higher, the average of your actual annual bonuses for the previous three years after fiscal 2002), payable in a single lump sum on the first of the month following the month in which your employment terminates.

     - A prorated annual bonus for the year of termination, based on your target bonus.

     - If you elect to continue health benefit coverage under the Company's health benefit coverage plans pursuant to COBRA, the Company will provide such COBRA coverage, without charge, to you and your eligible dependents until the earlier of (x) thirty-six (36) months from the date your employment terminates, or (y) the first date on which you are covered under another employer's health benefit program without exclusion for any pre-existing medical condition.

     -  Accelerated vesting of the units credited to your SERP
Deferred Stock Account as described under the heading "SERP."

     Your receipt of such contractual severance benefits shall be conditioned upon your execution and delivery to the Company of a general release in substantially the form of general release required under the Executive Severance Plan (and the lapse of any statutory right to revoke such release).

	For purposes of this agreement:

     - "Good Cause" shall be deemed to exist if, and only if (i) you engage in acts or omissions that result in substantial harm to the business or property of the Company or its affiliates and that constitute dishonesty, intentional breach of fiduciary obligation or intentional wrongdoing, or (ii) you are convicted of a criminal violation involving fraud or dishonesty.
     - "Good Reason" shall exist if and only if, without your express written consent (i) there is a Significant Change in the nature or the scope of your authority or overall working environment; (ii) you are assigned duties materially inconsistent with your present duties, responsibilities and status; (iii) there is a reduction in your rate of Base Salary or target Annual Bonus other than a reduction in an amount not in excess of fifteen percent (15%) of either your Base Salary or the sum of your Base Salary and target Annual Bonus pursuant to a uniform reduction in the base salary or target bonus payable to all senior executives of the Company to which you and the Executive Compensation Committee have mutually agreed and occurs prior to change in control of the Company; (iv) the Company changes by fifty-five (55) miles or more the principal location at which you are required to perform your services hereunder or (v) there is a material breach by the Company of any of its obligations hereunder which remains uncured for more than thirty (30) days following your written notice to the Board in which you specifically identify the material breach which has occurred.

     - "Significant Change" for purposes of this agreement shall include removing you from any of your current positions set forth above.

     In the event of your death during the term of this agreement, your employment will terminate under this agreement.
The Company shall make payments of any salary and/or bonus that is earned but unpaid as of the date of death to your legal representative.

     Non-Solicitation. During the term of your employment and for one (1) year thereafter, you agreed that you will not (i) encourage any employee, consultant, or person who was employed by the Company on the date of termination of your employment (or at any time during the six (6) month period prior to termination of your employment) to leave the company for any reason, nor will you solicit their services; or (ii) assist any other person or entity in such encouragement or solicitation. This provision is not intended to restrict you from performing the duties of your employment in the best interest of the Company.

     Confidential and Proprietary Information. You agree to comply with the Company's standard policies regarding disclosure of confidential and proprietary information, both during and subsequent to the term of this agreement.

     The terms and conditions set forth in this offer letter (together with all documents reference herein) as accepted by you will be the entire agreement between you and the Company with regard to your employment. This offer letter supercedes any other agreements, understandings or representations, whether written or oral, with regard to the subject matter set forth in this letter, including but not limited to the letter agreement between you and the Company dated April 29, 2003. This agreement shall be governed by the laws of the State of California, without regard to choice of law rules.

     Please contact me if you wish to discuss any of the details of this offer. I am enclosing an extra copy of this letter for your records and would appreciate your returning the original to me with your signature.

Sincerely,


SJW Corp.


By: __________________________________

Title: _______________________________



     I HAVE READ THIS OFFER LETTER CAREFULLY, AND I UNDERSTAND
AND ACCEPT ITS TERMS.  I SIGN THIS AGREEMENT VOLUNTARILY AND
FREELY:


/s/ W. RICHARD ROTH                 Date:  June ________, 2003
______________________
      Signature